Exhibit 10.3

SUPPLY AND OFFTAKE AGREEMENT

dated as of January 17, 2024

among

J. ARON & COMPANY LLC,

CALUMET SHREVEPORT REFINING, LLC,
as the Company

and

CALUMET REFINING, LLC

as Calumet Refining

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TABLE OF CONTENTS

Page

Article 1 DEFINITIONS AND CONSTRUCTION2

1.1 Definitions2

1.2 Construction of Agreement2

Article 2 TERM OF AGREEMENT2

2.1 Term2

Article 3 COMMENCEMENT DATE TRANSFER2

3.1 Transfer and Payment on the Commencement Date2

3.2 Post-Commencement Date Reconciliation and True-Up2

Article 4 PURCHASE AND SALE OF FEEDSTOCK2

4.1 Sale of Feedstock2

4.2 Procurement of Feedstock3

4.3 Nominations under Aron Procurement Contracts6

4.4 Transportation, Storage and Delivery of Feedstock8

4.5 Title, Risk of Loss and Custody9

4.6 Contract Documentation, Confirmations and Conditions10

4.7 DISCLAIMER OF WARRANTIES11

4.8 Quality Claims and Claims Handling11

4.9 Communications13

4.10 Dispute Assignment13

Article 5 PURCHASE VALUE FOR FEEDSTOCK13

5.1 Purchase Value for Feedstock13

5.2 Refinery Feedstock Purchase Fee13

5.3 Counterparty Feedstock Sales13

5.4 Reporting; Volume Determinations13

Article 6 MONTHLY ADJUSTMENTS; MONTHLY COVER COSTS; SHORTFALL; EXCESS INVENTORY LEVELS14

6.1 Monthly Cover Costs14

6.2 Costs Related to Shortfall14

6.3 Excess Inventory Levels14

Article 7 PURCHASE AND DELIVERY OF PRODUCTS15

7.1 Purchase and Sale of Products15

7.2 Transportation, Delivery and Storage of Products17

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7.3 Title and Risk of Loss18

7.4 Product Specifications18

7.5 Purchase Value of Products18

7.6 Fees for Included Purchase Transactions18

7.7 [Reserved]18

7.8 Reporting; Volume Determinations19

Article 8 ANCILLARY COSTS; MONTH END INVENTORY; CERTAIN DISPOSITIONS; TANK MAINTENANCE; CERTAIN BUY/SALE TRANSACTIONS19

8.1 Ancillary Costs19

8.2 Disposition Following Force Majeure19

8.3 West Texas Pipeline; West Texas Pipeline Buy/Sell Transactions21

8.4 Flash Title Transactions22

Article 9 PAYMENT PROVISIONS23

9.1 Payment for Commencement Date Volumes23

9.2 Payments for Feedstock and Products; Fees and Expenses23

9.3 Payments to the Transaction Parties23

9.4 Interest23

9.5 Payment in Full in Same Day Funds23

9.6 Inability to Determine SOFR Rate23

9.7 Payment of Product Sales Fees24

Article 10 FORCE MAJEURE24

10.1 Performance during Force Majeure24

10.2 Notice of Force Majeure24

10.3 Force Majeure Termination/Curtailment24

10.4 Resumption of Performance25

10.5 Third Party Issues25

10.6 Alternative/Replacement Storage Arrangements25

Article 11 REPRESENTATIONS, WARRANTIES AND COVENANTS26

11.1 Representations, Warranties and Covenants26

11.2 Acknowledgments26

11.3 Further Assurances27

Article 12 DEFAULT AND TERMINATION28

12.1 Events of Default28

12.2 Remedies Upon Event of Default28

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12.3 S&O Make-Whole Amount31

12.4 Liquidated Damages33

12.5 Master Netting Agreement; Additional Rights and Remedies33

12.6 U.S. Resolution Stay Provisions33

Article 13 SETTLEMENT AT TERMINATION35

Article 14 INDEMNIFICATION; EXPENSES35

Article 15 LIMITATION ON DAMAGES35

Article 16 CONFIDENTIALITY; TAX DISCLOSURE35

16.1 Confidentiality35

16.2 Tax Disclosure35

Article 17 GOVERNING LAW; DISPUTE RESOLUTION36

17.1 Governing Law36

17.2 Submission to Jurisdiction; Waiver of Jury Trial36

Article 18 ASSIGNMENT36

Article 19 NOTICES36

Article 20 NO WAIVER, CUMULATIVE REMEDIES36

Article 21 NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES36

Article 22 MISCELLANEOUS36

Article 23 JOINT AND SEVERAL LIABILITY37

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Schedules

Schedule	Description
Schedule A	Form of Trade Ticket
Schedule B-1	Form of WTG Pipeline Buy/Sell Confirmation
Schedule B-2	Form of Flash Title Master Confirmation
Schedule C	Commingled Locations

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SUPPLY AND OFFTAKE AGREEMENT

This Supply and Offtake Agreement (this “Agreement”) is made as of January 17, 2024 (the “Effective Date”), among J. Aron & Company LLC (“Aron”), a limited liability company organized under the laws of the State of New York and located at 200 West Street, New York, New York 10282-2198, Calumet Shreveport Refining, LLC (the “Company”), a limited liability company organized under the laws of Delaware and located at 2780 Waterfront Parkway East Drive, Suite 200, Indianapolis, IN 46214 and Calumet Refining, LLC (“Calumet Refining”), a Delaware limited liability company (the Company, Calumet Refining and Aron referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Company owns and operates the Refinery for the processing and refining of Feedstock and the recovery therefrom of refined products;

WHEREAS, the Transaction Parties desire to have Aron purchase Feedstock at Included Title Locations which will be delivered to the Transaction Parties for use at the Refinery and to have Aron purchase all Products at Included Title Locations, in each case, upon and subject to the terms and conditions set forth below;

WHEREAS, it is contemplated that on the Commencement Date, Aron will purchase from the Transaction Parties certain Feedstock and Products then being held by the Transaction Parties at the Included Title Locations;

WHEREAS, the Parties have agreed that, for the Term of this Agreement, the Company will provide services to facilitate Aron in the marketing and sale of the refined products acquired by Aron hereunder in accordance with the terms and conditions of the Marketing and Sales Agreement;

WHEREAS, the Company has requested that Aron provide certain other financial accommodations with respect to the Feedstock and Products pursuant to the Financing Agreement;

WHEREAS, in connection with the transactions contemplated by this Agreement, the Financing Agreement and the other Transaction Documents entered into in connection therewith, the Transaction Parties and Aron have entered into that certain Monetization Master Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Monetization Master Agreement”); and

WHEREAS, it is a condition precedent to the occurrence of the Commencement Date under the Monetization Master Agreement that the Transaction Parties enter into this Agreement on the date hereof;

NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto do agree as follows:

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Article 1

DEFINITIONS AND CONSTRUCTION
1.1Definitions.  Unless otherwise defined herein, terms shall have the meanings given to them in Annex I of the Monetization Master Agreement.
1.2Construction of Agreement.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Sections 1.2, 1.3 and 1.4 of the Monetization Master Agreement are incorporated herein by reference, mutatis mutandis, as if fully set forth herein.  All references to this Agreement include the Commodity Forward Agreement.
Article 2

TERM OF AGREEMENT
2.1Term.  The Agreement shall become effective on the Commencement Date occurring as provided in the Monetization Master Agreement and subject to the conditions precedent set forth on Sections 2.1 and 2.2 of the Monetization Master Agreement.  This Agreement shall continue until the earliest of (a) the Termination Date, in accordance with the terms of the Monetization Master Agreement, (b) an Early Termination Date, in accordance with the terms of the Monetization Master Agreement and (c) an S&O Early Termination Date, in accordance with the terms hereof.
Article 3

COMMENCEMENT DATE TRANSFER
3.1Transfer and Payment on the Commencement Date.  The Parties acknowledge and agree that the Commencement Date Volumes shall be sold and transferred to Aron as provided under the Inventory Sales Agreement, against payment of the Estimated Commencement Date Value made as provided therein.
3.2Post-Commencement Date Reconciliation and True-Up.  The Parties further acknowledge that the determination and payment of the Definitive Commencement Date Value shall be made as provided in the Inventory Sales Agreement, and any payment due to any Party in connection with the determination of the Definitive Commencement Date Value shall be paid in accordance with the terms of the Inventory Sales Agreement and the Monetization Master Agreement.
Article 4

PURCHASE AND SALE OF FEEDSTOCK
4.1Sale of Feedstock.  After the Commencement Date through the end of the Term, and subject to (a) Aron’s agreement in writing to enter into additional Aron Procurement Contracts pursuant to the terms hereof, including Section 4.2, (b) Aron’s ability to procure Feedstock from

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third parties in accordance with the terms hereof, (c) Aron’s receipt of Feedstock under Aron Procurement Contracts and (d) the Transaction Parties’ maintenance of the Base Agreements and Required Storage and Transportation Arrangements, if any, and compliance, in all material respects, with the terms and conditions thereof and hereof, at the written request of any Transaction Party, Aron shall have the right to determine, subject to the terms and conditions hereof, whether to enter into Aron Procurement Contracts which will accommodate, in the aggregate, monthly deliveries of Feedstock of up to 60,000 Barrels per day, and the applicable Transaction Party agrees to purchase and receive from Aron all such Feedstock as provided herein and subject to the terms and conditions hereof.  The Parties acknowledge and agree that, as of the Commencement Date, Aron has not agreed to procure Feedstock under any Aron Procurement Contracts.  Aron shall, in accordance with the terms and conditions hereof, purchase and have the right to be the exclusive owner of Feedstock in the Included Feedstock Title Locations; provided that, with respect to any Commingled Location, Aron acknowledges and agrees that (i) subject to and in accordance with the terms of the Base Agreement and Required Storage and Transportation Arrangement applicable to such Commingled Location, Feedstock may be commingled with the Feedstock of third parties in the same tank or storage facility and (ii) Aron may not have the foregoing exclusive ownership rights at such Commingled Location.

4.2Procurement of Feedstock.
(a)Aron Procurement Contracts.
(i)From time to time during the Term of this Agreement and subject to the conditions set forth in Section 4.1, any Transaction Party may propose that one or more Aron Procurement Contracts be entered into, including any such additional Aron Procurement Contract as may be entered into to replace an outstanding Aron Procurement Contract upon its expiration, in each case, subject to Aron’s sole discretion as set forth herein.
(ii)If Aron elects, in its sole discretion, to approve any such proposed Aron Procurement Contract with a Third Party Supplier, then the applicable Transaction Party shall endeavor to identify quantities of Feedstock that may be acquired from one or more Third Party Suppliers under contracts that provide for one or more shipment(s) of Feedstock.  The applicable Transaction Party may negotiate with any such Third Party Supplier regarding the purchase value and other terms of such potential Aron Procurement Contract.  Neither the Company nor any other Transaction Party shall have authority to bind Aron to, or enter into on Aron’s behalf, any Aron Procurement Contract or Procurement Contract Assignment, and no Transaction Party shall represent to any third party that it has such authority.
(iii)Subject to the conditions set forth in Section 4.1 and the foregoing provisions of this Section 4.2, if a Transaction Party has negotiated an offer from an Third Party Supplier for an Aron Procurement Contract (and, if relevant, Procurement Contract Assignment) that such Transaction Party wishes to be executed, then the Company or applicable other Transaction Party shall apprise Aron in writing, using the applicable trade ticket included in Schedule A (the “Trade Ticket”), of the terms of such offer, and Aron shall promptly, but no later

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than two (2) Business Days after such Transaction Party’s delivery of such applicable Trade Ticket, determine and advise the Company or applicable other Transaction Party as to whether Aron agrees to accept, in its sole discretion, such offer specified in the Trade Ticket.  If Aron indicates its agreement to accept such offer, then Aron shall promptly communicate its acceptance of such offer to the Company or applicable other Transaction Party and such Third Party Supplier so that the Third Party Supplier and Aron may enter into a binding Aron Procurement Contract (and, if relevant, Procurement Contract Assignment); provided that any additional Aron Procurement Contract (and, if relevant, related Procurement Contract Assignment) shall require Aron’s express written agreement, in its sole discretion, and Aron shall not have any liability under or in connection with this Agreement if for any reason it, in its sole discretion but acting in good faith, does not agree to any proposed Aron Procurement Contract or related Procurement Contract Assignment.  Unless mutually agreed by the Parties, and in addition to all other requirements for entry by Aron into any Aron Procurement Contract pursuant to this Article 4, any Trade Ticket submitted by a Transaction Party shall (A) be for a Person that is an Third Party Supplier as of the date of such Trade Ticket, (B) be for Feedstock that is subject to such Aron Procurement Contract that is capable of being processed by the Refinery and (C) have terms and conditions that, other than with respect to the delivery by Aron of Feedstock to such Transaction Party (which shall be in accordance with the other terms hereof), shall be mirrored in the general terms and conditions and other terms and conditions to be negotiated by Aron in such Aron Procurement Contract.
(b)Aron may, in its sole discretion, but acting in good faith, elect to reject any such offer to enter into an Aron Procurement Contract (regardless of whether any such Aron Procurement Contract is proposed to be with a Third Party Supplier or otherwise contains terms contemplated in Section 4.2(a)).  Aron’s decision to reject any such offer may be based on such factors and considerations as Aron deems relevant, which may include (without limitation) the proposed commercial terms, credit considerations (including credit quality and credit limits), reputational considerations, general terms and conditions with such Third Party Supplier that are acceptable to Aron or Counterparty Requirements.  Notwithstanding the foregoing, Aron shall not reject any such offer to enter into an Aron Procurement Contract with any Person based solely on the fact that such offer was presented to it by a Transaction Party hereunder where, at such time, Aron would otherwise have transacted with such Person on such terms and under all other applicable policies and limitations (i.e., if a Person is open for trading with Aron for transactions with substantially similar terms to the transactions that Aron is requested to enter into in connection herewith, it will be open for trading for Aron Procurement Contracts, as determined on a trade-by-trade basis).
(c)[Reserved].
(d)In the event that Aron enters into any Aron Procurement Contract with a Third Party Supplier, prior to the delivery of any Barrels under such Aron Procurement Contract, the Parties shall establish mutually acceptable procedures and mechanisms for determining and reporting specific volumes of such Barrels.

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(e)For deliveries of Feedstock, subject to Sections 8.3 and 8.4, if applicable, title for each quantity of Feedstock shall pass to Aron as the Feedstock passes the applicable Feedstock Intake Point.  The Parties acknowledge and agree that the consideration due from Aron to the applicable Transaction Party for (i) any Other Barrels or (ii) any Feedstock that is not delivered under an Aron Procurement Contract will be paid for in accordance with Article 8 of the Monetization Master Agreement, and will be reflected on the applicable period’s Monthly True-Up Amount documentation and in the corresponding Monthly True-Up Amount.
(f)Refinery Procurement Contracts; Other Barrels.
(i)Any Transaction Party may, from time to time in its sole discretion for any reason, execute a Refinery Procurement Contract to acquire Feedstock that is otherwise in compliance with the terms of the Transaction Documents, including all required Feedstock specifications for such Transaction Party’s account, with such Feedstock constituting Other Barrels pursuant to Section 4.2(f)(ii) below.
(ii)In the event that a Transaction Party enters into a Refinery Procurement Contract, but does not enter into a related Confirmation for any Feedstock that is to be purchased by such Transaction Party pursuant thereto, and such Feedstock is subsequently delivered to the Included Feedstock Title Locations (“Other Barrels”), then such Other Barrels shall be deemed sold to and purchased by Aron as and when they pass the applicable Feedstock Intake Point at a value per Barrel equal to the sum of the then current Index Amount applicable to Feedstock plus the then current Feedstock Price, in each case, at such time.
(iii)If at any time deliveries under Refinery Procurement Contracts or Confirmations between a Transaction Party and Aron are outstanding, with respect to any Other Barrels that the Transaction Parties expect to deliver to any Included Feedstock Title Location, the Company shall give Aron written notice of such expected delivery at least ten (10) Business Days preceding the expected delivery month for such Other Barrels and in such notice the Company shall provide to Aron the quantity and delivery terms of such Other Barrels expected to be delivered.  If thereafter any change occurs in the quantity or delivery terms of such Other Barrels that the Transaction Parties expect to procure for delivery during such month, then the Company shall promptly advise Aron of such change.
(g)Refinery Procured Barrels.  The following provisions shall be applicable to Refinery Procured Barrels:
(i)No later than the twenty fifth (25th) calendar day of the month preceding a Delivery Month, the Company shall inform Aron of any Feedstock that the Transaction Parties have purchased or intend to purchase, and that has been or that is being procured under a Refinery Procurement Contract for delivery during such Delivery Month (“Refinery Procured Barrels”).  In connection with each such quantity of Refinery Procured Barrels, the applicable Transaction Party shall submit to Aron an appropriately completed Trade Ticket relating to such Refinery

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Procured Barrels expected to be delivered to the Included Feedstock Title Locations (and specifying each such location) during such Delivery Month and, provided no Default or Event of Default with respect to the Transaction Parties has occurred and is then continuing, the applicable Transaction Party and Aron shall enter into a purchase and sale transaction, evidenced by a written confirmation (a “Confirmation”) from Aron, under which such Transaction Party shall be obligated to deliver such quantity of Refinery Procured Barrels to Aron at the applicable Included Title Location specified in such Confirmation and Aron shall purchase such quantity from such Transaction Party on a “DDP” basis (DDP Incoterms ® 2010) when it passes the applicable Feedstock Intake Point of such Included Title Location.  If any change occurs in the terms relating to quantity, pricing or delivery (including the timing of delivery) of a Refinery Procurement Contract  that the applicable Transaction Party expects to procure for delivery during such Delivery Month, such Transaction Party shall promptly advise Aron of such change.  With respect to any Confirmation issued by Aron to the applicable Transaction Party in connection with a Refinery Procurement Contract, if Aron does not receive from such Transaction Party either acceptance or notification of a bona fide error within two (2) Business Days after receipt of such Confirmation, then such Transaction Party shall be deemed to have accepted such Confirmation, and such Confirmation shall be effective and binding upon the Parties.
(h)[Reserved].
4.3Nominations under Aron Procurement Contracts.
(a)Concurrently with its delivery of a Monthly Feedstock Forecast to Aron, the Company shall provide to Aron the Company’s Target Month End Feedstock Volume and Target Month End Product Volumes for the related Delivery Month, if different from the Target Month End Feedstock Volume or Target Month End Product Volumes for the related Delivery Month previously provided pursuant to Sections 5.2(b) and 5.3(b) of the Monetization Master Agreement.  With respect to each Delivery Month, based on its Projected Monthly Run Volume, Feedstock volumes then in Included Feedstock Title Locations, shipments previously nominated under Aron Procurement Contracts, Trade Tickets entered into in connection with Refinery Procured Barrels, Other Barrels being delivered under Refinery Procurement Contracts and such other information as it deems relevant, the Company shall determine, in its commercially reasonable judgment, the additional shipments of Feedstock under Trade Tickets that the Company desires to be delivered to the Included Title Locations during such Delivery Month.
(b)Aron and the Transaction Parties shall consult regarding (i) scheduling and nominations to be made under then outstanding Aron Procurement Contracts on or before any applicable Nomination Cutoff Dates taking into account the quantities of Other Barrels being acquired pursuant to Refinery Procurement Contracts and any Trade Tickets entered into in respect of Refinery Procured Barrels, (ii) other notices and information associated with any Aron Procurement Contract, Procurement Contract Assignment, Included Purchase Transaction or Included Sales Transaction and (iii) any exercise of rights, or compliance of required obligations, in each case, relating to the operational or logistical

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implementation of, and the receipt or delivery of Feedstock or Products under any such transaction (each of clauses (i) through and including (iii), collectively, “Contract Nominations”). (A) Unless Aron is unable to appoint a Transaction Party as its agent for purposes of making Contract Nominations under any Aron Procurement Contract, each applicable Transaction Party agrees that it will act as Aron’s agent under each Aron Procurement Contract and make all Contract Nominations thereunder and (B) in the event that Aron is unable to appoint a Transaction Party as its agent for purposes of making any nominations to be made under any Aron Procurement Contract, to the extent that Aron has received from the Company the Projected Monthly Run Volume as required under Section 4.3(a) and the Company has consulted with Aron with respect thereto in accordance with this Section 4.3(b), then Aron shall make any such nominations under such Aron Procurement Contract on or before any applicable Nomination Cutoff Date; provided that, for the avoidance of doubt, (1) except as expressly provided in the immediately foregoing clause (B), Aron shall not be required to make any Contract Nominations and (2) the Transaction Parties shall be responsible for all Contract Nominations under the applicable Refinery Procurement Contracts.  In the event that Aron is required to make a nomination pursuant to this Section 4.3(b), (x) to the extent reasonably practicable and upon consultation with the Company, on or before the Nomination Cutoff Date, Aron shall make nominations that reflect the quantity specified by the Company in such Projected Monthly Run Volume, (y) in the event that any nomination is not accepted by any Third Party Supplier under an Aron Procurement Contract, Aron shall promptly advise the applicable Transaction Party and use commercially reasonable efforts with such Transaction Party and such Third Party Supplier to revise the nomination subject to the terms of any such Aron Procurement Contract and (z) Aron shall provide the applicable Transaction Party with confirmation of each such nomination that is made.
(c)The Parties agree that the applicable Transaction Party may, from time to time, request that Aron make adjustments or modifications to Contract Nominations it has previously made under the Aron Procurement Contracts.  Promptly following receipt of any such request, Aron will use its commercially reasonable efforts to make such adjustment or modification, subject to any limitations or restrictions under any relevant Aron Procurement Contracts with Third Party Suppliers.  Any additional cost or expenses incurred as a result of such an adjustment or modification shall constitute Ancillary Costs hereunder.
(d)Aron shall not nominate or otherwise knowingly acquire any Feedstock with characteristics that are not previously approved by the Transaction Parties for use at the Refinery, such approval to be in the Transaction Parties’ sole and absolute discretion.
(e)In addition to the nomination process, Aron and the Transaction Parties shall follow the mutually agreed communications protocol as set forth on Schedule J to the Monetization Master Agreement, with respect to ongoing daily coordination with Third Party Suppliers, including purchases or sales of Feedstock outside of the normal nomination procedures.
(f)Prior to entering into any Ancillary Contract that does not by its terms expire or otherwise terminate on or before the later of (i) the Expiration Date as in effect as of the

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time such Ancillary Contract is entered into and (ii) a date past such Expiration Date taking into account a reasonable wind-down period under such Ancillary Contract which, but for such reasonable wind-down period, would expire on or before the Expiration Date listed in clause (i) above, Aron will, subject to any confidentiality restrictions afford the Transaction Parties an opportunity to review and comment on such Ancillary Contract or the terms thereof and to confer with the Transaction Parties regarding such Ancillary Contract and its terms, and if Aron enters into any such Ancillary Contract without the consent of the Transaction Parties, the Transaction Parties shall not be obligated to assume such Ancillary Contract pursuant to Section 17.1(c) of the Monetization Master Agreement.  Aron, in consultation with the Transaction Parties, shall have the discretion to enter into any Ancillary Contract that is intended for the exclusive benefit of the Transaction Parties in connection with this Agreement and expires on or before the latest date referred to in the first sentence of this Section 4.3(f), and if Aron enters into any such Ancillary Contract, such Transaction Party shall be obligated to assume such Ancillary Contract pursuant to Section 17.1(c) of the Monetization Master Agreement; provided that, for the avoidance of doubt, Aron shall have the right, in its sole discretion to refrain from entering into any Ancillary Contract.
4.4Transportation, Storage and Delivery of Feedstock.
(a)Subject to Section 7.2(d), Aron shall have the exclusive right to inject (except for such injections by the Transaction Parties otherwise contemplated hereby, which result in title to any injected Feedstock being transferred to Aron), store and withdraw Feedstock in and from the Included Feedstock Title Locations as provided in the Storage Facilities Agreement or applicable Required Storage and Transportation Arrangement, as applicable; provided that, with respect to any Commingled Location, Aron acknowledges and agrees that (i) subject to and in accordance with the terms of the Base Agreement and Required Storage and Transportation Arrangement applicable to such Commingled Location, Feedstock may be commingled with the Feedstock of third parties in the same tank or storage facility and (ii) Aron may not have the foregoing exclusive rights at such Commingled Location.
(b)Provided no Default or Event of Default by a Transaction Party has occurred and is continuing, the Transaction Parties shall be permitted to withdraw from the Included Feedstock Title Locations and take delivery of Feedstock on any day and at any time.  The withdrawal and receipt of any Feedstock by the Transaction Parties at the Feedstock Delivery Point shall be on an “ex works” basis (EXW Incoterms ® 2010).  Aron shall be responsible only for arranging transportation and delivery of Feedstock into the Included Feedstock Title Locations in connection with Aron Procurement Contracts that are not entered into in connection with Refinery Procurement Contracts, and in all other circumstances the Transaction Parties shall be responsible for arranging transportation and delivery of Feedstock into the Included Feedstock Title Locations.  The Transaction Parties shall bear sole responsibility for arranging the withdrawal of Feedstock from the Included Feedstock Title Locations.  The Transaction Parties shall take any commercially reasonable actions necessary to maintain (or, in the case of Included Third Party Feedstock Storage Tanks, cause to be maintained) a connection with the Included Feedstock Title Locations to enable withdrawal and delivery of Feedstock to be made as contemplated hereby.

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(c)Insofar as Aron has previously agreed to make any pipeline nominations for any Feedstock transported via an Included Feedstock Title Pipeline prior to any applicable Pipeline Cutoff Date for any month, Aron shall be responsible for making such pipeline and terminal nominations for that month; provided that, Aron’s obligation to make such nominations shall be conditioned on receiving from the Company scheduling instructions for that month a sufficient number of days prior to such Pipeline Cutoff Date so that Aron can make such nominations within the lead times required by such pipelines and terminals.  Aron shall not be responsible if an Included Feedstock Title Pipeline is unable to accept Aron’s nomination or if the Included Feedstock Title Pipeline must allocate capacity among its shippers.
(d)Insofar as any pipeline nominations are required to be made by Aron for any Product transported via an Included Product Title Pipeline prior to any applicable Pipeline Cutoff Date for any month, Aron shall be responsible for making such pipeline and terminal nominations for that month; provided that, Aron’s obligation to make such nominations shall be conditioned on receiving from the Company scheduling instructions for that month a sufficient number of days prior to such Pipeline Cutoff Date so that Aron can make such nominations within the lead times required by such pipelines and terminals.  Aron shall not be responsible if an Included Product Title Pipeline is unable to accept Aron’s nomination or if the Included Product Title Pipeline must allocate capacity among its shippers.
4.5Title, Risk of Loss and Custody.
(a)Title to and risk of loss of the Feedstock shall pass from the applicable Transaction Party to Aron at the Feedstock Intake Point, free and clear of all Liens (other than Permitted S&O Liens).  Aron shall retain title to and risk of loss of such Feedstock during the time such Feedstock is transported through any Included Feedstock Title Pipelines and held in any Included Company Feedstock Storage Tanks and Included Third Party Feedstock Storage Tanks.  Title to and risk of loss of the Feedstock shall pass from Aron to the applicable Transaction Party at the applicable Feedstock Delivery Point.  The applicable Transaction Party shall for its own account (and not as custodian for Aron) assume custody of the Feedstock as it passes the applicable Feedstock Delivery Point; provided that, prior to such delivery the applicable Transaction Party shall have custody of such Feedstock in accordance with Section 4.5(b) below.
(b)During the time any Feedstock or Products (i) are held in any Storage Facilities, the applicable Transaction Party, in its capacity as operator of such Storage Facilities and pursuant to the Storage Facilities Agreement, shall be solely responsible (as among the Parties) for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Feedstock or Products and (ii) are held in any Included Title Locations, including the Storage Facilities, the Transaction Parties shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom, except to the extent such Liabilities are caused by or attributable to any of the matters for which Aron agrees to indemnify the Transaction Parties pursuant to Article 14.

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(c)To the extent any Transaction Party wishes to sell any Feedstock to any third party, such Transaction Party acknowledges that it shall not have the authority to agree to such sale without Aron’s prior written consent.
(d)The Parties acknowledge and agree that the Transaction Parties shall have an insurable interest in Feedstock that is subject to an Aron Procurement Contract or is otherwise subject to this Agreement, and that the applicable Transaction Party may, at its election and with prior notice to Aron, endeavor to insure the Feedstock.  If pursuant to the terms of this Agreement or the Monetization Master Agreement, any Transaction Party has fully compensated Aron therefor as required hereunder, then (subject to any other setoff or netting rights Aron may have hereunder) any insurance payment to Aron made to cover the same shall be promptly paid over by Aron to the applicable Transaction Parties.
4.6Contract Documentation, Confirmations and Conditions.
(a)Aron’s obligations to deliver Feedstock under this Agreement shall be subject to (i) the Company or other applicable Transaction Party identifying and negotiating the terms of any potential Aron Procurement Contracts, in accordance with and subject to Section 4.2, that are acceptable to both the applicable Transaction Party and Aron relating to a sufficient quantity of Feedstock to meet the Refinery’s requirements, (ii) the Transaction Parties performing their obligations hereunder with respect to providing Aron with timely nominations, forecasts and projections (including Projected Monthly Run Volumes, as contemplated in Section 4.3(a)) so that Aron may make timely nominations under the Aron Procurement Contracts, (iii) all of the terms and conditions of the Aron Procurement Contracts, (iv) any other condition set forth in Section 4.1 above and (v) no Default or Event of Default having occurred and being continuing with respect to the Transaction Parties.
(b)In the event that Aron has agreed to enter into an Aron Procurement Contract in accordance with this Article 4, in documenting each such Aron Procurement Contract, Aron will endeavor and cooperate with the applicable Transaction Parties, in good faith and in a commercially reasonable manner, to obtain the Third Party Supplier’s agreement that a copy of such Aron Procurement Contract may be provided to the applicable Transaction Parties; provided that this Section 4.6(b) in no way limits the Company’s rights to consent to all Aron Procurement Contracts as contemplated by Section 4.2.  In addition, to the extent Aron is permitted to do so, Aron will endeavor to keep the Transaction Parties apprised of, and consult with the Transaction Parties regarding, the terms and conditions being incorporated into any Aron Procurement Contract under negotiation with a Third Party Supplier.  Notwithstanding the foregoing, Aron and the Transaction Parties may pre-agree on one or more standard sets of general terms and conditions and modifications thereto upon which Aron Procurement Contracts may be executed without any further obligation of Aron to apprise the Transaction Parties of such terms and conditions incorporated into such Aron Procurement Contract and may, from time to time, agree to alterations or further modifications to such pre-agreed terms.
(c) Subject to Section 4.10, if any dispute arises with a Third Party Supplier regarding the terms of any documentation to which Aron is a party, Aron in cooperation

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with the applicable Transaction Party shall use commercially reasonable efforts to resolve such documentation discrepancy with such Third Party Supplier; provided that if such discrepancy has not been resolved within five (5) Business Days after Aron has commenced such efforts, then any time thereafter, upon request by Aron, the applicable Transaction Party shall assume full responsibility for communicating with such Third Party Supplier and endeavoring to resolve such documentation discrepancy.  Following the applicable Transaction Party’s assumption of the handling of such dispute and upon the Company’s request, Aron shall, in a commercially reasonable manner, cooperate with the Company to resolve such dispute, subject to Aron’s policies, procedures and restrictions.  Aron shall be fully entitled to rely on the terms in any contract that Aron has executed notwithstanding any discrepancy with any other documentation unless and until a further amendment thereto is agreed by all parties.  Without limiting the foregoing, the Transaction Parties covenant and agree that any costs, losses or damages that Aron may incur directly as a result of such a documentation discrepancy (including any differences in the terms reflected in any Exchanged Confirmations) shall constitute Ancillary Costs and be for the account of the applicable Transaction Party.  The Transaction Parties acknowledge that the confirmation of an Aron Procurement Contract with a Third Party Supplier may be effected by Exchanged Confirmations.
(d)Each Transaction Party acknowledges and agrees that, subject to the terms and conditions of this Agreement, it is obligated to purchase and take delivery (or cause another Transaction Party to purchase and take delivery) of all Feedstock acquired by Aron under Aron Procurement Contracts executed in connection herewith and subject to the terms and conditions specified in Section 4.3 above.  In the event of a dispute, Aron will provide, to the extent legally and contractually permissible, to the applicable Transaction Party, a copy of the Aron Procurement Contract in question.
4.7DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE WARRANTY OF TITLE WITH RESPECT TO FEEDSTOCK OR PRODUCTS DELIVERED HEREUNDER AND OTHER REPRESENTATIONS AND WARRANTIES MADE BY THE TRANSACTION PARTIES IN THE TRANSACTION DOCUMENTS, NEITHER PARTY MAKES ANY WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF SUCH FEEDSTOCK OR PRODUCTS FOR ANY PARTICULAR PURPOSE OR OTHERWISE.  SUBJECT TO THE FOREGOING, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION THAT SUCH FEEDSTOCK OR PRODUCTS CONFORMS TO THE SPECIFICATIONS IDENTIFIED IN ANY CONTRACT WITH ANY TRANSACTION PARTY OR ANY THIRD PARTY SUPPLIER.
4.8Quality Claims and Claims Handling.
(a)The failure of any Feedstock or Product that Aron hereunder sells to a Transaction Party to meet the specifications or other quality requirements applicable thereto as stated in an Aron Procurement Contract for that Feedstock or Product shall be for the sole account of such Transaction Party and shall not entitle any Transaction Party to any reduction in the amounts due by it to Aron hereunder; provided, however, that any

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claims made by Aron with respect to such non-conforming Feedstock or Product shall be for the applicable Transaction Party’s account and resolved in accordance with this Section 4.8.
(b)To the extent not already assigned to a Transaction Party pursuant to the applicable Aron Procurement Contract, Parties shall consult with each other and coordinate how to handle and resolve any claims arising in the ordinary course of business (including claims related to Feedstock, Products, pipeline or tank transfers, and any dispute, claim, or controversy arising hereunder between Aron and any of its vendors who supply goods or services in conjunction with Aron’s performance of its obligations under this Agreement) made by or against Aron. In all instances wherein claims are made by a third party against Aron which will be for the account of a Transaction Party, such Transaction Party shall have the right, subject to Section 4.8(c), to either direct Aron to take commercially reasonable actions in the handling of such claims or assume the handling of such claims in the name of Aron, all at such Transaction Party’s cost and expense; provided that, Aron may require that such Transaction Party assume the handling of any such claim.  To the extent not already assigned to a Transaction Party pursuant to the applicable Aron Procurement Contract and the applicable Transaction Party believes that any claim should be made by Aron for the account of such Transaction Party against any third party (whether a Third Party Supplier, terminal facility, pipeline, storage facility or otherwise), and subject to Section 4.8(d), Aron will cooperate, in a commercially reasonable manner, and, subject to Aron’s policies, procedures and restrictions, as requested by such Transaction Party, allow such Transaction Party to prosecute such claim, all at such Transaction Party’s cost and expense and all recoveries and liabilities resulting from the prosecution of such claim shall be for the account of the Transaction Parties.
(c)To the extent any claim has then not already been assigned to a Transaction Party pursuant to the applicable Aron Procurement Contract, Aron may, in its sole discretion, elect to assist at Aron’s own expense in prosecuting any such claim.
(d)Subject to Section 4.10 and notwithstanding anything in Section 4.8(b) or Section 4.8(c) to the contrary but subject to Section 4.8(e), Aron may notify the applicable Transaction Party that Aron is retaining control over or limiting its participation in the resolution of any claim referred to in Section 4.8(b) or Section 4.8(c) based on the facts of circumstances of such claim, as determined by Aron, in its reasonable judgment and in good faith, including giving due consideration to the impact to the applicable Transaction Party; provided that, if Aron retains control over any such claim resolution pursuant to this Section 4.8(d), then Aron shall do so at its own expense without further recourse to the Transaction Parties.  In addition, any claim that is or becomes subject to Article 14 shall be handled and resolved in accordance with the provisions of Article 14.  Notwithstanding anything in this Section 4.8 to the contrary, Aron shall not settle any claim for the applicable Transaction Party’s account without the prior written consent of the applicable Transaction Party (such consent not to be unreasonably conditioned, withheld or delayed).
(e)Notwithstanding anything herein to the contrary, Aron shall not enter into any Aron Procurement Contracts with its Affiliates.

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4.9Communications.  Section 15.2(d)(ii) of the Monetization Master Agreement is hereby incorporated herein by reference, mutatis mutandis, as if fully set forth herein.
4.10Dispute Assignment.  The Transaction Parties shall endeavor to include in any Aron Procurement Contract or other contract evidencing an Included Transaction provisions that require that any disputes (and all rights and obligations (or assets and liabilities) associated therewith) asserted by any Transaction Party or otherwise arising with a Third Party Supplier or other party under such Aron Procurement Contract or other contract evidencing an Included Transaction, including those referred to in Section 4.6, Section 4.8 and Section 7.1(b), as applicable, be assigned by Aron to the applicable Transaction Party and assumed by such Transaction Party; provided, that if any trade confirmations or other documentation with a Third Party Supplier otherwise negates or overrides such dispute assignment provisions (despite commercially reasonable efforts by Aron to delete the inclusion of any such language in any such trade confirmation or other documentation), the dispute resolution procedures in Section 4.6, Section 4.8 and Section 7.1(b), as applicable, shall govern and control.
Article 5

PURCHASE VALUE FOR FEEDSTOCK
5.1Purchase Value for Feedstock.  The per Barrel purchase value for the Aggregate Monthly Net Group Sales for each Product Group of Feedstock shall equal the value per Barrel equal to the sum of the then current Index Amount applicable to such Product Group of Feedstock plus the then current Price applicable to such Product Group, in each case, at such time, subject to the calculation of the Monthly Cash Settlement as provided for on Schedule C to the Monetization Master Agreement and shall be payable as provided in Article 8 of the Monetization Master Agreement.
5.2Refinery Feedstock Purchase Fee.  For any month, the Company shall owe to Aron when due the Refinery Feedstock Purchase Fee, the calculation for which is set forth on Schedule C to the Monetization Master Agreement.
5.3Counterparty Feedstock Sales.  At the request of any Transaction Party and subject to the applicable provisions of Article 4 above, Aron may from time to time enter into one or more Counterparty Feedstock Sales, in which case a Counterparty Feedstock Sales Fee shall be applicable thereto.
5.4Reporting; Volume Determinations.  The Transaction Parties shall deliver to Aron all reports required to be delivered in respect of Feedstock under the Monetization Master Agreement pursuant to the terms thereof.  All definitive determinations regarding amounts of Feedstock sold and purchased by the Parties pursuant to this Agreement shall be determined in accordance with the terms of the Monetization Master Agreement.

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Article 6

MONTHLY ADJUSTMENTS; MONTHLY COVER COSTS; SHORTFALL; EXCESS INVENTORY LEVELS
6.1Monthly Cover Costs.  If, for any month (or portion thereof), Aron reasonably determines that, as a result of any Transaction Party’s failure to produce or deliver the quantities of Product projected under Section  5.3(a) of the Monetization Master Agreement or any Transaction Party’s failure to comply with its obligations under the Marketing and Sales Agreement (in each case, to the extent not due to Aron’s failure to perform), Aron retains insufficient quantities of Product to comply with its obligations to any third parties under Included Sales Transactions, and Aron, applying commercially reasonable efforts to mitigate, incurs any additional costs and expenses or related damages in procuring and transporting Product from other sources for purposes of covering such delivery obligations or the shortfall in the quantity held for its account (collectively, “Monthly Cover Costs”), then the Transaction Parties shall be obliged to reimburse Aron for such Monthly Cover Costs, subject to the limitations set forth in Article 15.  If any Monthly Cover Costs are due to Aron, Aron shall promptly communicate such determination to the Company and, subject to any mitigation of such costs actually achieved by the Transaction Parties, include the calculation of such amount in the Monthly True-Up Amount documentation and such Monthly Cover Costs shall be incorporated as a component of the Monthly True-Up Amount due for such period.  If, for any month (or portion thereof), Aron reasonably determines that, as a result of any Transaction Party’s failure to produce the quantities of Product projected under Section 5.3(a) of the Monetization Master Agreement or any Transaction Party’s failure to comply with its obligations under the Marketing and Sales Agreement, Aron retains insufficient quantities of Product to comply with its obligations to the Transaction Parties, under any agreements with the Transaction Parties or otherwise pursuant to Section 2.6 of the Marketing and Sales Agreement, the Transaction Parties shall be solely responsible for covering any delivery obligations to third parties or the shortfall in the quantity held for such third parties in connection with the Transaction Parties’ Product marketing operations.
6.2Costs Related to Shortfall.  To the extent that Aron is required to cover any shortfall in any Product delivery under an Included Sales Transaction with any inventory it owns or acquires separately from the inventory owned and maintained in connection with this Agreement, any cost or loss incurred by Aron in connection therewith (such cost or loss, the “Costs Related to Shortfall”) that is not otherwise included as a Monthly Cover Cost shall constitute an Ancillary Cost that is to be reimbursed to Aron (provided that, Aron shall use commercially reasonable efforts to mitigate any such costs or losses).
6.3Excess Inventory Levels.
(a)If, at any time, either a Transaction Party or Aron determines, with respect to any Product Group, that the aggregate quantity of such Product Group being held in the Included Locations exceeds the Maximum Inventory Level for such Product Group (such excess, an “Excess Quantity”), such Party shall promptly notify the other Party of the existence and volume of such Excess Quantity.  Within two (2) Business Days after such notice is given, Aron shall advise the Company as to whether Aron accepts such Excess

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Quantity (in which case Section 6.3(b) shall apply) or rejects such Excess Quantity (in which case Section 6.3(c) shall apply).
(b)If Aron accepts an Excess Quantity, then the Maximum Inventory Level for the relevant Product Group shall be automatically temporarily adjusted (on a one-time basis) by the amount of such Excess Quantity, and such adjusted Maximum Inventory Level shall temporarily constitute the Maximum Inventory Level for the relevant Product Group for the day in which such Excess Quantity was first identified until and including the day Aron accepts such Excess Quantity and, at Aron’s option, for such additional day or days as Aron may specify in writing; provided that if Aron does not accept such Excess Quantity for any additional day or days, such Excess Quantity shall only be in effect for the day in which such Excess Quantity was first identified until and including the day Aron accepts such Excess Quantity and if such Excess Quantity remains after the end of such period, the provisions of this Section 6.3 shall apply anew on the following day.
(c)If Aron rejects an Excess Quantity then, for purposes of determining amounts due under Sections 8.1 and 8.2 of the Monetization Master Agreement, such Excess Quantity, in Aron’s discretion, will not be required to be paid for by Aron under this Agreement or the Monetization Master Agreement, as applicable, notwithstanding being held at an Included Title Location or not be financed as Included Feedstock Lien Inventory (as defined in the Financing Agreement) or Included Product Lien Inventory (as defined in the Financing Agreement) under the Financing Agreement, as applicable.
Article 7

PURCHASE AND DELIVERY OF PRODUCTS
7.1Purchase and Sale of Products.
(a)Aron agrees to, and shall, purchase and receive from the Transaction Parties, and the Transaction Parties agree to, and shall, sell and deliver to Aron, the Products output of the Refineries as set forth herein (other than Excess Quantities that Aron does not agree to purchase pursuant to Section 6.3) (i) on the Commencement Date pursuant to the Inventory Sales Agreement and (ii) from the Commencement Date through the end of the Term, subject to Sections 8.3 and 8.4, if applicable, as such output enters Included Title Locations, at the purchase values determined pursuant to this Agreement and the Monetization Master Agreement and otherwise in accordance with the terms and conditions of this Agreement and the Monetization Master Agreement.
(b)From time to time under the Marketing and Sales Agreement, the Company may propose that Aron enter into an Included Purchase Transaction with an identified Product Supplier.  Such proposal and Aron’s acceptance and rejection of such proposal shall be made pursuant to Section 2.3 of the Marketing and Sales Agreement.  Subject to Section 4.10, if any dispute arises with a Product Supplier regarding the terms of any documentation to which Aron is a party, Aron in cooperation with the applicable Transaction Party shall use commercially reasonable efforts to resolve such documentation discrepancy with such Product Supplier; provided that if such discrepancy has not been

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resolved within five (5) Business Days after Aron has commenced such efforts, then any time thereafter, upon request by Aron, the applicable Transaction Party shall assume full responsibility for communicating with such Product Supplier and endeavoring to resolve such documentation discrepancy.  Following the applicable Transaction Party’s assumption of the handling of such dispute and upon the Company’s request, Aron shall, in a commercially reasonable manner, cooperate with the Company to resolve such dispute, subject to Aron’s policies, procedures and restrictions.  Aron shall be fully entitled to rely on the terms in any contract that Aron has executed notwithstanding any discrepancy with any other documentation unless and until a further amendment thereto is agreed by all parties.  Without limiting the foregoing, the Transaction Parties covenant and agree that any costs, losses or damages that Aron may incur directly as a result of such a documentation discrepancy (including any differences in the terms reflected in any Exchanged Confirmations) shall constitute Ancillary Costs and be for the account of the applicable Transaction Party.  The Transaction Parties acknowledge that the confirmation of an Included Purchase Transaction with a Product Supplier in accordance with the Marketing and Sales Agreement may be effected by Exchanged Confirmations.  Notwithstanding the foregoing or anything else to the contrary contained herein or in the Marketing and Sales Agreement, it is understood and agreed that as of the Commencement Date, Aron has not agreed to purchase any Products under any Included Purchase Transaction under the Marketing and Sales Agreement.
(c)The following provisions shall be applicable to Refinery Procured Product Barrels:
(i)No later than the twenty fifth (25th) calendar day of the month preceding a Delivery Month, the Company shall inform Aron whether any Transaction Party has purchased or intends to purchase any Product that is being procured under a Refinery Product Contract for delivery during such Delivery Month (“Refinery Procured Product Barrels”).  In connection with each such quantity of Refinery Procured Product Barrels, the applicable Transaction Party shall notify Aron of the quantity, grade and delivery terms of such Refinery Procured Product Barrels expected to be delivered to the Included Product Title Location or such other location designated by such Transaction Party during such Delivery Month and, provided no Default (of which Aron has provided notice to the Transaction Parties) or Event of Default with respect to the Transaction Parties has occurred and is then continuing, the applicable Transaction Party and Aron shall enter into an Included Purchase Transaction, evidenced by a written confirmation, under which Aron shall purchase such quantity from such Transaction Party when it passes the applicable Products Intake Point.  If any change occurs in the quantity, grade or delivery terms of the Refinery Procured Product Barrels that the Company expects to procure for delivery during such Delivery Month, the Company shall promptly advise Aron of such change and the related Included Purchase Transaction shall be modified accordingly.  With respect to any confirmation issued by Aron to the Company or any other Transaction Party in connection with such Included Purchase Transaction with such Transaction Party, if Aron does not receive from such Transaction Party either acceptance or notification of a bona fide error within two (2) Business Days after receipt of such

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confirmation, then such Transaction Party shall be deemed to have accepted such confirmation, and such confirmation shall be effective and binding upon the Parties.
(ii)In the event that any Transaction Party enters into a Refinery Product Contract, but does not enter into a related Included Purchase Transaction pursuant to a trade ticket as contemplated under Section 7.1(c)(i) above, and the Products procured under such Refinery Product Contract are delivered to the Included Product Title Location or such other location designated by the applicable Transaction Party (“Other Product Barrels”), then such Other Product Barrels shall be deemed sold to and purchased by Aron as and when they pass the applicable Products Intake Point at a value per Barrel equal to the sum of the then current Index Amount applicable to such Product plus the then current Product Price, in each case, at such time; provided that prior to the delivery of any Other Product Barrels hereunder, the Parties shall establish reasonable procedures and mechanisms for determining and reporting specific volumes of such Other Product Barrels.  With respect to any Other Product Barrels that any Transaction Party expects to deliver to the Included Product Title Locations, the Company shall give Aron written notice of such expected delivery at least ten (10) Business Days preceding the expected delivery month for such Other Product Barrels and in such notice the Company shall provide to Aron the quantity, grade and delivery terms of such Other Product Barrels expected to be delivered.  If thereafter any change occurs in the quantity, grade or delivery terms of the Other Product Barrels that the Transaction Parties expect to procure for delivery during such month, the Company shall promptly advise Aron of such change.
7.2Transportation, Delivery and Storage of Products.
(a)Unless otherwise agreed by the Parties, all Products shall be delivered by a Transaction Party to Aron at the Products Intake Point of the applicable Included Product Title Location (as the case may be) on a “DDP” basis (DDP Incoterms ® 2010), with the Transaction Parties being responsible for ensuring delivery of such Product into the Included Product Title Locations.
(b)Aron shall have exclusive right (to the extent that such exclusive right can be granted) to store Products in each Included Product Title Location as provided under the Storage Facilities Agreement and any Required Storage and Transportation Arrangements.
(c)Subject to Section 3.3 of the Storage Facilities Agreement, Aron shall have the exclusive right (to the extent that such exclusive right can be granted) to inject, store and withdraw Feedstock and Products in the Included Title Locations (other than any Commingled Locations) as provided in the Storage Facilities Agreement.
(d)Pursuant to the Required Storage and Transportation Arrangements, Aron shall have the exclusive right (to the extent that such exclusive right can be granted) to inject (except for such injections by the Company otherwise contemplated hereby), store, transport and withdraw Feedstock or Products in the Included Third Party Product Tanks

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and on the Included Product Pipelines, in each case, to the same extent as the applicable Transaction Party’s rights to do so prior to the implementation of the Required Storage and Transportation Arrangements; provided that, with respect to any Commingled Location, Aron acknowledges and agrees that (i) subject to and in accordance with the terms of the Base Agreement and Required Storage and Transportation Arrangement applicable to such Commingled Location, Products may be commingled with the product of third parties in the same tank or storage facility and (ii) Aron may not have the foregoing exclusive rights at such Commingled Location.
7.3Title and Risk of Loss.  Title and risk of loss to Products sold by the Transaction Parties to Aron under this Agreement shall, subject to Sections 8.3 and 8.4, if applicable, pass from the applicable Transaction Party to Aron as Products pass the applicable Products Intake Point at an Included Product Title Location, free and clear of all Liens (other than Permitted S&O Liens).  Aron shall retain title and risk of loss during the time such Products are transported through any Included Product Title Pipelines and held in any Included Product Title Location.  Title and risk of loss to Products sold by Aron to any Transaction Party under this Agreement shall pass from Aron (a) to the applicable Transaction Party as Products pass at a Products Delivery Point at an Included Product Title Location or (b) in the case of sales of Product by Aron under the Marketing and Sales Agreement, to any Transaction Party or third parties (as the case may be) at a Products Offtake Point, including tank to tank transfer.  Without limiting Aron’s title to any Product in the Included Product Title Locations, the applicable Transaction Party shall maintain care, custody and control over such Products while they are in Included Product Title Locations, in accordance with the Storage Facilities Agreement or applicable Required Storage and Transportation Arrangement, as applicable.
7.4Product Specifications.  The Transaction Parties agree that all Products sold to Aron hereunder shall conform to the respective specifications set forth on Schedule A to the Monetization Master Agreement or to such other specifications as are from time to time agreed upon by the Parties.
7.5Purchase Value of Products.  The per Barrel purchase value for the Aggregate Monthly Net Group Sales for each Product Group of Products sold to Aron hereunder shall equal the value per Barrel equal to the sum of the then current Index Amount applicable to such Product Group at such time plus the then current Price applicable to such Product Group at such time, subject to the calculation of the Monthly Cash Settlement as provided for on Schedule C to the Monetization Master Agreement and shall be payable as provided in Article 8 of the Monetization Master Agreement.
7.6Fees for Included Purchase Transactions.  The Product Procurement Fee shall be applied to each Barrel of Product to be delivered to an Included Product Title Location or any Refinery pursuant to an Included Purchase Transaction.  With respect to each month, the aggregate monthly value of the Product Procurement Fees (the “Aggregate Monthly Purchased Products Fee”) shall be calculated pursuant to Schedule C to the Monetization Master Agreement and shall be due and payable from the Transaction Parties to Aron as specified in Schedule C to the Monetization Master Agreement or in accordance with Section 12.2.
7.7[Reserved].

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7.8Reporting; Volume Determinations.  The Transaction Parties shall deliver to Aron all reports required to be delivered in respect of Products under the Monetization Master Agreement pursuant to the terms thereof.  All definitive determinations regarding amounts of Products sold and purchased by the Parties pursuant to this Agreement shall be made in accordance with the terms of the Monetization Master Agreement.
Article 8

ANCILLARY COSTS; MONTH END INVENTORY; CERTAIN DISPOSITIONS; TANK MAINTENANCE; CERTAIN BUY/SALE TRANSACTIONS
8.1Ancillary Costs.  For the purposes hereof:
(a)From time to time, Aron may estimate Ancillary Costs it expects to incur with respect to each day occurring during any month.  As provided in Section 8.1 of the Monetization Master Agreement, Aron shall include such daily estimate of Ancillary Costs in the determination of the Interim Payments due with respect to each day in such month.
(b)The Parties agree that, to the maximum extent reasonably practicable, the Transaction Parties shall pay directly any item that would constitute an Ancillary Cost.  The Parties shall cooperate and endeavor in a commercially reasonable manner to arrange for all such items to be billed directly to a Transaction Party and for the payee of such item to expect payment of such item solely from such Transaction Party.
(c)Without limiting the foregoing, the Company agrees to reimburse Aron for all Ancillary Costs incurred by Aron.  Such reimbursement shall occur from time to time upon demand of Aron to the Company.  When making such demand, Aron shall promptly provide the Company with copies of any relevant trade tickets, invoices or other supporting documentation for Ancillary Costs incurred by Aron.
(d)To the extent the Transaction Parties have not paid or reimbursed Aron for any Ancillary Costs then outstanding and payable with respect to any month, or if any adjustments or refunds have occurred with respect to any Ancillary Costs previously paid or reimbursed, Aron may include in the Monthly True-Up Amount for such month as a separate line item on the applicable Monthly True-Up Amount invoice an amount to compensate the applicable Party for such items.  All refunds or adjustments of any type received by Aron related to any Ancillary Costs shall be reflected in the Monthly True-Up Amount as provided in Section 8.2 of the Monetization Master Agreement.
(e)From time to time upon the reasonable request of either Party, the Parties shall consult to assess whether (i) Ancillary Costs actually being incurred are consistent with the expectations of the Parties and the terms of this Agreement, (ii) procedures for paying, handling or otherwise dealing with Ancillary Costs can be improved or should be modified, (iii) documentation relating to substantiation of Ancillary Costs is sufficient and (iv) in any other respect the processing of Ancillary Costs hereunder can be improved or modified.
8.2Disposition Following Force Majeure.

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(a)Notwithstanding anything herein to the contrary, if Aron determines in its commercially reasonable judgment or is required, due to an event of Force Majeure affecting either Party, to sell to any unrelated third parties, in arm’s length transactions, any quantities of (i) Feedstock that, based on the then current Monthly Feedstock Forecast, Aron would reasonably have expected to have delivered to a Transaction Party but that Aron is unable to deliver to such Transaction Party as a result due to such event of Force Majeure or (ii) Products that, based on the then current Monthly Product Estimate, Aron would reasonably have expected to have delivered to a Transaction Party but that Aron is unable to deliver to such Transaction Party as a result of such event of Force Majeure (any quantity of Feedstock or Products so disposed of by Aron, as applicable, being referred to as a “Disposed Quantity”), then the Transaction Parties shall be obligated to pay to Aron an amount equal to the difference between the purchase value at which such Disposed Quantity would have been sold to such Transaction Party, minus the amount realized in the sale to a third party (the “Disposition Amount”); provided, however, that (i) prior to Aron making any such disposition and provided that no Event of Default with respect to a Transaction Party has occurred and is continuing, the Transaction Parties shall have a period equal to the lesser of (x) ten (10) Business Days from the occurrence of such Force Majeure event and (y) the remaining time period before an event of default would occur under the contracts relevant to the Disposed Quantity as a result of such Force Majeure event, in which to arrange the disposition of such Disposed Quantity on Aron’s behalf on commercially reasonable terms and conditions, in the case of Products, pursuant to the Marketing and Sales Agreement and (ii) the aggregate amount of any such Disposed Quantity sold as a result of any event or series of related events of Force Majeure shall bear a reasonable and proportionate relationship to the aggregate amount of Feedstock or Products, as applicable, that the Company would have been expected to purchase based on, (x) with respect to Feedstock dispositions, the applicable current Monthly Feedstock Forecast and Feedstock Inventory Reports delivered for the period applicable thereto, or (y) with respect to Product dispositions, the applicable current Monthly Product Estimate and Products Inventory Reports delivered for the period applicable thereto, in each case, for the period during which such Transaction Party is unable to take delivery of Feedstock or Product, as applicable, as a result of such event or series of related events of Force Majeure.
(b)In connection with its selling any Disposed Quantity, Aron shall (i) use commercially reasonably efforts to sell such Disposed Quantity at generally prevailing purchase values, as reasonably determined by Aron under the circumstances, and (ii) promptly determine the Disposition Amount and issue to the Transaction Parties an invoice for such amount.  The Transaction Parties shall pay to Aron the invoiced amount no later than the second Business Day after the date of such invoice.  If, in connection with the sale of any Disposed Quantity, the Disposition Amount is a negative number, then Aron shall pay the amount of such excess to the Company no later than the second Business Day after the date of such invoice.
(c)In connection with any disposition by Aron permitted by this Section 8.2, Aron will endeavor, in good faith, to consult with the Company regarding, and keep the Company apprised of Aron’s negotiations relating to, such disposition, so long as, in

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Aron’s commercially reasonable judgment, doing so does not otherwise interfere with or limit Aron’s ability to execute such disposition in accordance with this Section 8.2.
8.3West Texas Pipeline; West Texas Pipeline Buy/Sell Transactions.
(a)The Transaction Parties acknowledge that West Texas Gulf Pipe Line Company LLC (“WTG”) owns and operates the pipeline as to which it has in effect a tariff filed with FERC (F.E.R.C. No. 63.27.1) (as from time to time amended, the “FERC Tariff”) and a tariff filed with the Railroad Commission of Texas (TX No. 57.12.0) (as from time to time amended, the “RCT Tariff”, together with the FERC Tariff, collectively, the “WTG Pipeline Tariffs”) (the “WTG Pipeline”). Aron agrees that it will designate and hereby designates each of the Transaction Parties as its agent for all administrative functions with respect to all movements of Aron’s Feedstock on the WTG Pipeline, and each Transaction Party hereby accepts such appointment and designation, subject to the other terms and provisions of this Section 8.3(a). At any time after (x) the occurrence and during the continuation of any Event of Default or (y) the failure by any Transaction Party to comply with the terms of the WTG Pipeline Tariffs, Aron may, in its sole discretion, revoke its designation of the Transaction Parties as its agent for purposes of the WTG Pipeline Tariffs without any notice to or further action or consent of any Transaction Party and in connection with any revocation pursuant to this sentence, Aron shall have no liability to the Transaction Parties as a result of them no longer being authorized to act as Aron’s agent under the WTG Pipeline Tariffs. In connection with the Transaction Parties’ status as Aron’s agent under the WTG Pipeline Tariffs, the Transaction Parties agree that (a) title to all Feedstock shipped on the WTG Pipeline Included Location pursuant to a WTG Pipeline Buy/Sell Transaction shall remain with Aron, (b) all shipper history that accrues with respect to movements of Aron’s Feedstock pursuant to the Transaction Documents on the WTG Pipeline shall accrue to Aron; provided, however, that Aron, after the Discharge of Secured Obligations or when the WTG Included Title Location ceases to be an Included Title Location, shall, promptly upon the written request of the Transaction Parties, assign such shipper history to the Transaction Parties upon written notice to WTG and (c) any scheduling error made by any Transaction Party shall be the responsibility of the Transaction Parties and any and all liabilities, losses, claims, actions, costs, expenses, penalties, interest, or other damages related to such scheduling error shall be for the sole account of the Transaction Parties.
(b)At any time during which the WTG Included Title Location is an Included Title Location, Calumet Refining shall on or prior to the WTG Pipeline Nomination Due Date in respect of any WTG Delivery Month, provide its nominations in writing to Aron for deliveries of Feedstock on the WTG Included Title Location for such WTG Delivery Month (each such nomination, a “WTG Nomination”); provided, that, the Transaction Parties shall exclude from such nominations all Feedstock that are to be transported by Aron pursuant to an Aron Procurement Contract entered into with a third party with Aron as shipper on the WTG Included Title Location where the delivery is to Aron at FOB in line transfer at Colorado City, Texas and Midland, Texas.
(c)With respect to each delivery of Feedstock by Calumet Refining to Aron into the WTG Included Title Location, then (i) for each WTG Delivery Month, Calumet

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Refining and Aron shall automatically be deemed to have entered into a buy/sell transaction (each, a “WTG Pipeline Buy/Sell Transaction”) subject to and in accordance with the terms and conditions of the WTG Pipeline Buy/Sell Confirmation, with the Part A Buyer specified in the WTG Pipeline Buy/Sell Confirmation buying such delivery of Feedstock for such day from the Part A Seller specified in the WTG Pipeline Buy/Sell Confirmation at the Part A Delivery Point specified in the WTG Pipeline Buy/Sell Confirmation (the “WTG Feedstock Buy Leg”) and the Part B Seller shall be deemed to have sold to the Part B Buyer an equal quantity for such day and quality of Feedstock to the Part B Buyer specified in the WTG Pipeline Buy/Sell Confirmation at the Part B Delivery Point (the “WTG Feedstock Sell Leg”), (ii) under the WTG Feedstock Buy Leg of each WTG Pipeline Buy/Sell Transaction, the Part A Seller specified in the WTG Buy/Sell Confirmation shall sell to the Part A Buyer specified in the WTG Pipeline Buy/Sell Confirmation the quantity of Feedstock for such day with transfer of title and risk of loss all occurring as set forth under the heading “Part A Title Risk and Loss” in the WTG Pipeline Buy/Sell Confirmation, and (iii) under the WTG Feedstock Sell Leg of such WTG Pipeline Buy/Sell Transaction, the Part B Seller specified in the WTG Pipeline Buy/Sell Confirmation shall be deemed to have sold to the Part B Buyer specified in the WTG Pipeline Buy/Sell Confirmation Feedstock in a quantity equal to, and of a grade and quality at least equivalent to, that of the Feedstock purchased by the Part A Buyer for such day specified in the WTG Pipeline Buy/Sell Confirmation under the WTG Feedstock Buy Leg of such WTG Buy/Sell Transaction, with transfer of title and risk of loss occurring as set forth under the heading “Part B Title Risk and Loss” in the WTG Pipeline Buy/Sell Confirmation.  With respect to each WTG Pipeline Buy/Sell Transaction, the parties acknowledge and agree that (A) any quantity shortfall, or grade or quality deficiency, with respect to the Feedstock transported pursuant to a WTG Pipeline Buy/Sell Transaction shall be deemed to apply to both parties in the WTG Feedstock Buy Leg and the WTG Feedstock Sell Leg and Aron shall not have any liability with respect to such shortfall or deficiency, (B) title to Feedstock shall be held exclusively by Aron at all times that Feedstock is being transferred between the delivery points specified in the WTG Pipeline Buy/Sell Confirmation, (C) for purposes hereof, neither a WTG Pipeline Buy/Sell Transaction nor the WTG Feedstock Buy Leg or WTG Feedstock Sell Leg thereunder shall constitute an Aron Procurement Contract or a Procurement Contract Assignment, (D) Aron’s obligations under such WTG Pipeline Buy/Sell Transaction are subject to the performance by WTG of its obligations under WTG Pipeline Tariffs and Calumet Refining’s compliance with the WTG Pipeline Tariffs as Aron’s agent pursuant to Section 8.3(a), and (E) any variations in actual quantities delivered in respect of all WTG Buy/Sell Transactions during each WTG Delivery Month shall be trued-up by the Parties as part of the Monthly True-Up Amount relating to such WTG Delivery Month based on the WTG Linefill Reports relating to the end of such WTG Delivery Month and the end of the immediately prior month. For the avoidance of doubt, WTG Pipeline Buy/Sell Transactions shall not apply in any circumstance in which Aron purchases Feedstock pursuant to an Aron Procurement Contract or a Procurement Contract Assignment that provides for such delivery of Feedstock to Aron at or by inline transfer at the WTG Pipeline.
8.4Flash Title Transactions. With respect to each delivery under an Aron Procurement Contract or a Procurement Contract Assignment, in any case, that provides for the delivery of Feedstock from pipeline delivery to any point or location specified on Exhibit A to the Flash Title

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Master Confirmation, then (a) the applicable Transaction Party and Aron shall automatically be deemed to have entered into a flash title transaction (each, a “Flash Title Transaction”) subject to and in accordance with the terms and conditions of the Flash Title Master Confirmation, with the Buyer specified in the Flash Title Master Confirmation buying such delivery of Feedstock from the Seller specified in the Flash Title Master Confirmation at the Delivery Point specified in the Flash Title Master Confirmation and (b) the Seller specified in the Flash Title Master Confirmation shall sell to the Buyer specified in the Flash Title Master Confirmation the quantity of Feedstock with transfer of title and risk of loss all occurring as set forth under the heading “Title Risk and Loss” in the Flash Title Master Confirmation.  With respect to each Flash Title Transaction, the parties acknowledge and agree that (i) all such Feedstock in which the applicable Transaction Party holds title shall be subject to the security interest and lien in favor of Aron under the Lien Documents, (ii) for purposes hereof, a Flash Title Transaction shall not constitute an Aron Procurement Contract or a Procurement Contract Assignment and (iii) Aron’s obligations under such Flash Title Transaction are subject to the performance by the applicable Third Party Supplier of its obligations under any relevant Aron Procurement Contract (including such Third Party Supplier’s obligations relating to delivery of the applicable Feedstock to the Delivery Point) and Aron’s receipt of such Feedstock in accordance with such Aron Procurement Contract.

Article 9

PAYMENT PROVISIONS
9.1Payment for Commencement Date Volumes.  The initial sale and transfer from the Transaction Parties to Aron of the Commencement Date Volumes and associated payment of the Commencement Date Value shall be made pursuant to the terms in the Inventory Sales Agreement.
9.2Payments for Feedstock and Products; Fees and Expenses.  Subject to Section 12.2 (a) Aron shall pay the Transaction Parties for all Feedstock and Products purchased pursuant to the terms hereof and (b) the Transaction Parties shall pay Aron for all Feedstock and Products purchased by the Transaction Parties from Aron, together with any other fees, costs and expenses due to Aron or of Aron incurred pursuant to the terms of this Agreement and to the extent the reimbursement of such fees, costs or expenses is provided under this Agreement or the Monetization Master Agreement, in each case, pursuant to and in accordance with the terms of Article 8 of the Monetization Master Agreement.
9.3Payments to the Transaction Parties.  Section 8.5 of the Monetization Master Agreement is hereby incorporated herein by reference, mutatis mutandis, as if fully set forth herein.
9.4Interest.  Section 8.6 of the Monetization Master Agreement is hereby incorporated herein by reference, mutatis mutandis, as if fully set forth herein.
9.5Payment in Full in Same Day Funds.  Section 8.7 of the Monetization Master Agreement is hereby incorporated herein by reference, mutatis mutandis, as if fully set forth herein.
9.6Inability to Determine SOFR Rate.  Section 8.8 of the Monetization Master Agreement is hereby incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

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9.7Payment of Product Sales Fees.  For each month, the applicable Product Sales Fee shall be applied to each Barrel of Product, if any, sold by Aron under any Included Sales Transaction during such month.  With respect to each month, the aggregate monthly value of the Product Sale Fees (the “Aggregate Monthly Products Sales Fee”) shall be calculated pursuant to Schedule C to the Monetization Master Agreement and shall be due and payable from the Transaction Parties to Aron in accordance with the Monetization Master Agreement and as specified in Schedule C thereto.
Article 10

FORCE MAJEURE
10.1Performance during Force Majeure.  If a Party is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement, the Inventory Sales Agreement or the Step-Out Inventory Sales Agreement (the “Affected Party”), it shall not be liable to the other Party to perform such obligation or condition (except for payment and indemnification obligations) for so long as the event of Force Majeure exists and to the extent that performance is prevented or materially hindered by such event of Force Majeure; provided, however, that the Affected Party shall use any commercially reasonable efforts to avoid, remove or mitigate the event of Force Majeure.  During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party (the “Non-Affected Party”) likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations (including any payment obligations in respect of any fees or charges owing to the Affected Party).  The Parties acknowledge that if, as a result of a Force Majeure, any of the Transaction Parties were to suspend its receipt and/or processing of Feedstock, then Aron would be entitled to suspend, to a comparable extent, its purchasing of Products.
10.2Notice of Force Majeure.  The Affected Party shall give prompt notice (whether written or oral) to the Non-Affected Party of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving any oral notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Feedstock or Products affected.  The Affected Party also shall promptly notify the Non-Affected Party when the event of Force Majeure is terminated.  However, the failure or inability of the Affected Party to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure.
10.3Force Majeure Termination/Curtailment.  In the event the Affected Party’s performance is suspended due to an event of Force Majeure in excess of thirty (30) consecutive days after the date that notice of such event is given, and so long as such event is continuing, the Non-Affected Party, in its sole discretion, may terminate or curtail its corresponding obligations under this Agreement, the Inventory Sales Agreement or the Step-Out Inventory Sales Agreement, in each case, which are applicably affected by such event of Force Majeure (the “Affected Obligations”) by giving notice of such termination or curtailment to the Affected Party, and neither Party shall have any further liability to the other in respect of such Affected Obligations to the extent terminated or curtailed, except for the rights and remedies previously accrued under the Transaction Documents, any payment and indemnification obligations by either Party under the

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Transaction Documents and the obligations set forth in Article 13. Without limiting any rights of any Non-Affected Party under this Article 10, the parties agree that following notice of an event of Force Majeure, they will consult in good faith to assess potential actions or steps with respect thereto.

10.4Resumption of Performance.  If any Affected Obligation is not terminated pursuant to this Article 10 or any other provision of the Transaction Documents, performance shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of the Transaction Documents; provided, however, that the Term shall not be extended as a result of any event of Force Majeure.
10.5Third Party Issues.  The Parties acknowledge and agree that the right of Aron to declare a Force Majeure based upon any failure by (a) a Third Party Supplier to deliver Feedstock under an Aron Procurement Contract, (b) a Product Supplier to deliver Products under an Included Purchase Transaction or (c) a third party to purchase Products under an Included Sales Transaction, in each case, is solely for purposes of determining the respective rights and obligations as between Aron and the applicable Transaction Party with respect to any Feedstock or Products delivery affected thereby, and any such declaration shall not excuse the default of such Third Party Supplier, Product Supplier or such other third party under one or more Aron Procurement Contracts, Included Purchase Transactions or Included Sales Transactions; provided that, in no event shall Aron be obligated to take any actions to obtain or secure any replacement Feedstock or Products due to the failure by any third party to deliver any Feedstock or Products under an Aron Procurement Contract, an Included Purchase Transaction, any Included Sales Transaction or any other transaction contemplated by the Transaction Documents.  Any claims that Aron may have as a result of such Person’s failure shall be subject to Section 4.8 and any other applicable provisions of the Transaction Documents relating to claims against third parties.
10.6Alternative/Replacement Storage Arrangements.  If at any time during the Term any of the Required Storage and Transportation Arrangements cease to be in effect (in whole or in part) or any of the applicable Included Title Locations cease, in whole or in part, to be available to Aron pursuant to the Required Storage and Transportation Arrangements, and the foregoing is a result of or attributable to any owner or operator of such Included Title Locations becoming Bankrupt or breaching or defaulting in any of its obligations relating to the Required Storage and Transportation Arrangements, then:
(a)The Transaction Parties shall promptly use commercially reasonable efforts to establish for Aron’s benefit alternative and/or replacement storage and transportation arrangements no less favorable to Aron (in Aron’s reasonable judgment) than those that have ceased to be available;
(b)Until such alternative and/or replacement arrangements complying with clause (a) above have been established, each Party shall be deemed to have been affected by an event of Force Majeure and its obligations under the Transaction Documents shall be curtailed to the extent such performance is prevented or materially hindered by such lack of effectiveness of any Required Storage and Transportation Arrangements or the availability of any pipeline or storage facility related thereto; and

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(c)Without limiting the generality of the foregoing, in no event shall Aron have any obligation under or in connection with the Transaction Documents to store Feedstock or Product in any pipeline or store Feedstock or Product in any storage facility at any time from and after the owner or operator thereof becoming Bankrupt.  If any such storage facility is an Included Title Location then Aron may, in its discretion, elect upon written notice to the applicable Transaction Party that such storage facility shall cease to be an Included Title Location as of a date specified in such written notice in which case any Feedstock or Product held by Aron therein shall be purchased by the applicable Transaction Party in accordance with the applicable provisions of Sections 8.1 and 8.2 of the Monetization Master Agreement.
Article 11

REPRESENTATIONS, WARRANTIES AND COVENANTS
11.1Representations, Warranties and Covenants.  Each representation and warranty and covenant of each Party set forth in Article 15 of the Monetization Master Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.
11.2Acknowledgments.
(a)Each Transaction Party acknowledges and agrees that (1) Aron is a merchant of commodities, including Feedstock and Products, and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Aron’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for the Transaction Parties, (2) Aron may, in its sole discretion, determine whether to advise the Transaction Parties of any potential transaction with a Third Party Supplier and prior to advising the Transaction Parties of any such potential transaction Aron may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of Aron’s business and Aron shall have no liability of any nature to the Transaction Parties as a result of any such determination, (3) Aron has no fiduciary or trust obligations of any nature with respect to the Refinery or the Transaction Parties or any of their Affiliates, (4) Aron may enter into transactions and purchase Feedstock or Products for its own account or the account of others at purchase values more favorable than those being paid by the Transaction Parties hereunder and (5) nothing herein shall be construed to prevent Aron, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in Feedstock, Products or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under this Agreement.  Aron acknowledges that Calumet Refining is in the business of buying and selling crude oil, fuels, lubricants and other feedstocks, products and commodities, both for use by or produced by the Company at the Refinery, and also in connection with the Calumet Refining’s other operations and the operation of Calumet Refining’s other Affiliates, and that this Agreement and the other Transaction Documents shall place no limitation on Calumet Refining’s ability to do so nor impose on Calumet

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Refining any duty regarding its conduct of any such transaction, except, in each case, as expressly provided or required in the Transaction Documents.
(b)The Parties acknowledge and agree that (i) each Party is a “forward contract merchant” (as such term is defined in the Bankruptcy Code and used in Section 556 of the Bankruptcy Code) in respect of this Agreement the Inventory Sales Agreement and the Step-Out Inventory Sales Agreement, (ii) each purchase and sale agreed to hereunder and thereunder is intended to constitute a “forward contract” (as such term has meaning under the interpretations and guidance provided by the Commodity Futures Trading Commission and as such term is defined in the Bankruptcy Code and used in Section 556 of the Bankruptcy Code), (iii) each Party is a “swap participant” (as such term is defined in the Bankruptcy Code and used in Section 560 of the Bankruptcy Code) in respect of this Agreement, the Inventory Sales Agreement and the Step-Out Inventory Sales Agreement and each purchase and sale agreed to hereunder and thereunder constitutes a commodity forward agreement as such term is used in the definition of “swap agreement” (as such term is defined in the Bankruptcy Code and used in Section 560 of the Bankruptcy Code), and, to the extent that any such purchase and sale is deemed to have any embedded volumetric optionality, (A) the Parties acknowledge and agree that (1) such embedded optionality is not intended to undermine the overall nature of such purchase and sale as a forward contract, (2) the predominant feature of such purchase and sale is actual delivery and (3) such embedded optionality cannot be severed and marketed separately from such purchase and sale, (B) the seller thereunder acknowledges, agrees and represents that, at the time it enters into such purchase and sale, it shall intend to deliver the underlying relevant commodity if the embedded volumetric optionality is exercised, (C) the buyer thereunder acknowledges, agrees and represents that, at the time it enters into such purchase and sale, it shall intend to take delivery of the underlying relevant commodity if the embedded volumetric optionality is exercised and (D) each Party further acknowledges, agrees and represents that it is a commercial party and, at the time it enters into any such purchase and sale, such embedded volumetric optionality shall be primarily intended to address physical factors or regulatory requirements that reasonably influence demand for, or supply of, the relevant commodity.
11.3Further Assurances.  Each Transaction Party agrees that neither it nor any of its Subsidiaries, as applicable, shall have any interest in or the right to dispose of, and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature, other than Permitted S&O Liens, with respect to, any quantities of Feedstock prior to the delivery thereof by Aron to a Transaction Party at a Feedstock Delivery Point or any quantities of Products after delivery thereof to Aron at a Products Intake Point (collectively, “Aron’s Property”).  Each Transaction Party authorizes Aron to file at any time and from time to time any UCC financing statements describing the quantities of Aron’s Property subject to this Agreement, the Inventory Sales Agreement and any other Transaction Document and Aron’s ownership thereof and title thereto, as well as any inventory or other Collateral on which such Transaction Party has granted to Aron a first priority Lien pursuant to the Lien Documents, and such Transaction Party shall execute and deliver to Aron, and such Transaction Party hereby authorizes Aron to file, at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements, and other documents and instruments, in form reasonably satisfactory to Aron, as Aron may reasonably request, to provide public notice of

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Aron’s ownership of and title to the quantities of Aron’s Property subject to this Agreement and to otherwise protect Aron’s interest therein and provide notice of Aron’s Liens on any property covered thereby.

Article 12

DEFAULT AND TERMINATION
12.1Events of Default.

The occurrence of any Event of Default or Aron EoD set forth in Section 16.1 of the Monetization Master Agreement, the terms of which are incorporated herein by reference, shall constitute an Event of Default or Aron EoD, as applicable, under this Agreement and the Commodity Forward Agreement.

12.2Remedies Upon Event of Default.
(a)Any exercise of remedies upon the occurrence and during the continuation of an Event of Default or Aron EoD may be exercised in accordance with the terms of Section 16.2 of the Monetization Master Agreement, the terms of which are incorporated herein by reference, or, at the election of the Non-Defaulting Party, pursuant to this Article 12, in the event the Non-Defaulting Party declares all obligations under the Supply and Offtake Agreement, the Inventory Sales Agreement, the Commodity Forward Agreement and, if in effect, the Step-Out Inventory Sales Agreement (collectively, the “Safe Harbor Agreements”) to be due and payable separately from the other Transaction Documents.
(b)Notwithstanding any other provision of this Agreement, if any Event of Default, on the one hand, or any Aron EoD, on the other hand has occurred and is continuing, the Non-Defaulting Party may, without notice, and in addition to any other remedies that may be available to such Non-Defaulting Party under any other Transaction Document, (i) declare all of the Defaulting Party’s obligations under the Commodity Forward Agreement and/or the other Safe Harbor Agreements (including, if Aron is the Non-Defaulting Party, the S&O Make-Whole Amount) to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party, and/or (ii) subject to Section 12.2(d), exercise any rights and remedies provided or available to the Non-Defaulting Party under the Commodity Forward Agreement and/or any other Safe Harbor Agreement, or at law or in equity, including all remedies provided under the Uniform Commercial Code and as provided under this Section 12.2; provided, however, that (1) if an Event of Default pursuant to Section 16.1(a)(iv) of the Monetization Master Agreement or Aron EoD pursuant to Section 16.1(b)(iv) of the Monetization Master Agreement has occurred and is continuing, the obligations of the Non-Defaulting Party to make any purchases or sales of Feedstock or Products or otherwise consummate any transactions contemplated pursuant to the terms of this Agreement shall automatically terminate, (2) upon determination of the Commodity Forward Settlement Amount pursuant to this Section 12.2, any such Commodity Forward Settlement Amount shall immediately become due and payable by

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the Defaulting Party or the Non-Defaulting Party (as applicable) in accordance with this Section 12.2, and (3) upon determination of the S&O Settlement Amount pursuant to this Section 12.2, any such S&O Settlement Amount shall automatically become immediately due and payable without any notice to the Defaulting Party or any further act of the Non-Defaulting Party.
(c)In addition to the rights and remedies described in Sections 12.2(a) and (b) above, if an Event of Default or Aron EoD has occurred and is continuing, in addition to any other remedies that may be available to such Non-Defaulting Party under any other Transaction Document, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate the Commodity Forward Agreement and any other Safe Harbor Agreements (any such date of termination, the “S&O Early Termination Date”) and, subject to Section 12.2(d), to liquidate and terminate any or all rights and obligations under the Safe Harbor Agreements; provided that, in the event Aron is the Non-Defaulting Party, the Safe Harbor Agreements shall not be deemed to have terminated in full until Aron shall have disposed of all Feedstock and Products owned or maintained by Aron in connection herewith and therewith.
(d)In the event that an S&O Early Termination Date or Early Termination Date that is applicable to this Agreement has been declared by the Non-Defaulting Party, then on or as soon as reasonably practicable following the occurrence of such date, the Non-Defaulting Party shall calculate the Commodity Forward Settlement Amount and the S&O Settlement Amount, acting in good faith and in a commercially reasonable manner, and will provide to the Defaulting Party a statement (i) showing, in reasonable detail, such calculations, (ii) specifying any Commodity Forward Settlement Amount and any S&O Settlement Amount payable and (iii) giving details of the relevant account to which any amount payable is to be paid.
(e)The “S&O Settlement Amount” shall mean (A) the amount, expressed in U.S. Dollars, of losses and costs that are or would be incurred by the Non-Defaulting Party (expressed as a positive number) or gains that are or would be realized by the Non-Defaulting Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under the Safe Harbor Agreements other than the rights and obligations arising under the Commodity Forward Agreement, plus (B), at the election of the Non-Defaulting Party, the Commodity Forward Settlement Amount. In determining the S&O Settlement Amount, the Non-Defaulting Party shall be entitled to take into account without duplication: (i) the losses and costs (or gains) incurred or realized by the Non-Defaulting Party in terminating, transferring, redeploying or otherwise modifying any outstanding Procurement Contracts, (ii) the losses and costs (or gains) incurred or realized by the Non-Defaulting Party in terminating and liquidating any transactions evidenced by confirmations subject hereto, (iii) all losses and costs (or gains) incurred or realized by the Non-Defaulting Party, as a result of the Non-Defaulting Party’s terminating, liquidating, maintaining, obtaining or reestablishing any Related Hedges (including, if Aron is the Non-Defaulting Party, all hedging transactions relating to the Monthly Market Structure Roll Pass-Through), , (iv) to the extent not included in clauses (i) through (iii) above, any fees, charges or Ancillary Costs incurred or accrued and not yet paid to the Parties under the Safe Harbor Agreements (whether or not previously invoiced)

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and (v) in the event that Aron is the Non-Defaulting Party, any S&O Make-Whole Amount; provided that, for the avoidance of doubt, the “S&O Settlement Amount” calculated hereunder shall not include any amounts owed by the Transaction Parties to Aron under any Transaction Documents in respect of any amounts owed under the Financing Agreement (including without limitation the Financing Settlement Amount).  In the event that the S&O Settlement Amount is a positive number, it shall be due to the Non-Defaulting Party, and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party.  All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other, and shall be due one (1) Business Day after the statement contemplated by Section 12.2(d) is provided by the Non-Defaulting Party to the Defaulting Party; provided further that if the Non-Defaulting Party elects that the Commodity Forward Settlement Amount shall not be included in the determination of the S&O Settlement Amount, the Commodity Forward Settlement Amount and the S&O Settlement Amount shall each become due one (1) Business Day after the statement contemplated by Section 12.2(d) is provided by the Non-Defaulting Party to the Defaulting Party. The “Commodity Forward Settlement Amount” shall mean the amount, expressed in U.S. Dollars, of losses and costs that are or would be incurred by the Non-Defaulting Party (expressed as a positive number) or gains that are or would be realized by the Non-Defaulting Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations (assuming the satisfaction of the condition precedent in Section 12.2(f)(ii) below) under the Commodity Forward Transactions, including (without duplication), all losses and costs (or gains) incurred or realized by the Non-Defaulting Party as a result of the Non-Defaulting Party’s terminating, liquidating, maintaining, obtaining or reestablishing any Related Hedges. For the purposes of this Agreement, a “Commodity Forward Transaction” means any transaction entered into between Aron and the Transaction Parties (on a joint and several basis in accordance with Article 23 hereof) under this Agreement that is a forward agreement within the meaning of §101(53)(B) of the Bankruptcy Code.
(f)Aron and each Transaction Party (on a joint and several basis in accordance with Article 23 hereof) agree that:
(i)each Commodity Forward Transaction, the rights and obligations thereunder, and the provisions set-out in this Agreement relating to the termination of those Commodity Forward Transactions upon an Event of Default or Aron EoD and the determination and payment of the resulting Commodity Forward Settlement Amount shall be deemed to form a separate single agreement between Aron and each Transaction Party (on a joint and several basis and on the same terms as set out in Article 23 hereof) (the “Commodity Forward Agreement”), and without such agreement each such party would not otherwise enter into any Commodity Forward Transaction; and
(ii)each obligation of each party under a Commodity Forward Transaction is subject to the condition precedent that no Event of Default pursuant to Section 16.1(a)(iv) or Aron EoD pursuant to Section 16.1(b)(iv) of the Monetization Master Agreement has occurred and is continuing.

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(g)The Non-Defaulting Party shall determine the Commodity Forward Settlement Amount and the S&O Settlement Amount commencing as of the S&O Early Termination Date or the Early Termination Date, as applicable, based on, among other things, such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Non-Defaulting Party is not required to effect such terminations and/or determine the Commodity Forward Settlement Amount and/or the S&O Settlement Amount on a single day, but rather may effect such terminations and determine the Commodity Forward Settlement Amount and/or the S&O Settlement Amount over a commercially reasonable period of time.  To the extent (i) the Fee Letter provides for the calculation of any amount to be included in the S&O Settlement Amount, the provisions of the Fee Letter shall be controlling for such purpose and (ii) the Non-Defaulting Party deems it commercially reasonable to do so, it may in referencing purchase values in the futures, forward, swap and options markets for purposes of calculating various elements of the S&O Settlement Amount endeavor to align the date as of which such reference purchase values are determined.
(h)In addition, the Parties acknowledge that, in connection with an Event of Default or an Aron EoD, the Step-Out Inventory Sales Agreement (to the extent then in effect) may be terminated by the Non-Defaulting Party.
(i)Default Interest Rate for S&O Settlement Amount.  For the avoidance of doubt, if the Commodity Forward Settlement Amount and/or the S&O Settlement Amount is owing to the Non-Defaulting Party and is not paid when due, such overdue amount shall accrue interest at the Default Interest Rate (for amounts owing to Aron and when Aron is the Non-Defaulting Party) or the Aron Default Interest Rate (for amounts owing to a Transaction Party and when such Transaction Party is the Non-Defaulting Party) until such amount shall have been paid in full to the Non-Defaulting Party.
12.3S&O Make-Whole Amount.
(a)In the event an Early Termination Date that is applicable to this Agreement has been established pursuant to Section 16.2(b) of the Monetization Master Agreement, an S&O Early Termination Date has been established pursuant to the terms of this Agreement and Aron is the Non-Defaulting Party or an Early Expiration Date occurs pursuant to Section 3.1 of the Monetization Master Agreement, then, as part of its calculation of the S&O Settlement Amount, Aron shall calculate the S&O Make-Whole Amount acting in good faith and in a commercially reasonable manner in accordance with this Section 12.3.  The “S&O Make-Whole Amount” shall mean the amount, expressed in U.S. Dollars, and in each case determined for the period from the S&O Early Termination Date, Early Termination Date or Early Expiration Date, as applicable, through the end of the Term (assuming that no Event of Default or Aron EoD or Early Expiration would occur) equal to the aggregate amount of fees under the Transaction Documents and, without duplication, the aggregate amount of fees as of the S&O Early Termination Date, Early Termination Date or Early Expiration Date, as applicable, under the Fee Letter that would have been paid to Aron during such period and determined by Aron based on the product of (i) the Applicable Spread multiplied by (ii) the greater of (x) the aggregate sum for all Product Groups, the product of (A) the historical average funded volumes for each Product

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Group over the 90-day period prior to the S&O Early Termination Date, Early Termination Date or Early Expiration Date, as applicable, (or, if such date of calculation is less than ninety (90) days after the Commencement Date, the period from the Commencement Date to such date of calculation) multiplied by (B) the sum of (I) the product of (a) the current forward curve and the value per Barrel equal to the sum of the applicable Index Amounts applicable to such Product Group plus the then current Price applicable to such Product Group as of the date of determination of the S&O Make-Whole Amount, multiplied by (b) the Inventory Advance Rate for such Product Group, in the case of clauses (a) and (b), as determined in accordance with Schedule B to the Monetization Master Agreement, plus (II) the Fixed Holdback and (y) the Minimum Notional Value.
(b)Without limiting the generality of the foregoing, and without duplication of the obligations under Section 16.2 of the Monetization Master Agreement and Section 10.3 of the Financing Agreement, in the event the Secured Obligations under this Agreement are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Event of Default arising under Section 16.1(a)(iv) of the Monetization Master Agreement), (including the acceleration of claims by operation of law), the S&O Make-Whole Amount applicable on the date of such acceleration, termination and determination of the S&O Settlement Amount will also be due and payable as though this Agreement were subject to an Early Expiration and shall constitute part of the Secured Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the Parties as to a reasonable calculation of Aron’s lost profits as a result thereof.  The S&O Make-Whole Amount shall be presumed to be the liquidated damages sustained by Aron as the result of the early termination of this Agreement and the other Safe Harbor Agreements and each Transaction Party agrees that it is reasonable under the circumstances currently existing.  The S&O Make-Whole Amount shall also be payable in the event the Secured Obligations that exist under this Agreement and the other Safe Harbor Agreements are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means).  EACH TRANSACTION PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE S&O MAKE-WHOLE AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION, TERMINATION OR DETERMINATION OF THE S&O SETTLEMENT AMOUNT.  Each Transaction Party expressly agrees (to the fullest extent it may lawfully do so) that: (A) the S&O Make-Whole Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the S&O Make-Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct among the Parties giving specific consideration in this transaction for such agreement to pay the S&O Make-Whole Amount; and (D) each Transaction Party shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  Each Transaction Party expressly acknowledges that its agreement to pay the S&O Make-Whole Amount to Aron as herein described is a material inducement to Aron to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

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12.4Liquidated Damages.  EACH OF THE S&O SETTLEMENT AMOUNT AND THE COMMODITY FORWARD SETTLEMENT AMOUNT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, AND THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT EACH OF THE S&O SETTLEMENT AMOUNT AND THE COMMODITY FORWARD SETTLEMENT AMOUNT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.
12.5Master Netting Agreement; Additional Rights and Remedies.
(a)The Parties acknowledge and agree that each Party intends to be a “master netting agreement participant” and for the Safe Harbor Agreements to constitute and to be deemed to be a “master netting agreement” for all purposes as each such term is defined in section 101(38A) of the Bankruptcy Code and as used in Section 561 of the Bankruptcy Code.
(b)In the event any Party becomes Bankrupt, and to the extent permitted by Applicable Law, each Party intends that (i) Non-Defaulting Party’s right to liquidate, collect, net and set off rights and obligations under the Safe Harbor Agreements, and liquidate and terminate the Safe Harbor Agreements shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including sections 362(a), 547, 548 or 553 thereof; (ii) the Non-Defaulting Party shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362(b)(27), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities, Feedstock, Products or other property provided as performance assurance, credit support or collateral with respect to or otherwise transferred under or in connection with the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code.
(c)The Non-Defaulting Party’s rights under this Article 12 shall be in addition to, and not in limitation or exclusion of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including (x) any other rights that such Non-Defaulting Party may have under the other Transaction Documents and (y) any rights of recoupment, setoff, combination of accounts or other rights under any credit support that may from time to time be provided in connection with the Transaction Documents; provided that, in no event shall any Party be entitled to recover amounts owed to it in respect of any Secured Obligations under the Safe Harbor Agreements if it has also recovered such amounts in respect of such Secured Obligations under the Monetization Master Agreement.  The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable and documented costs and expenses, including reasonable and documented attorney fees, incurred in the exercise of any remedies hereunder.
12.6U.S. Resolution Stay Provisions.

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(a)Recognition of U.S. Special Resolution Regimes.
(i)In the event that Aron becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Aron of this Agreement, the Inventory Sales Agreement and the Step-Out Inventory Sales Agreement and any interest and obligation in or under, and any property securing, this Agreement, the Inventory Sales Agreement or the Step-Out Inventory Sales Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Safe Harbor Agreements, and any interest and obligation in or under, and any property securing, the Safe Harbor Agreements were governed by the laws of the United States or a state of the United States.
(ii)In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under any Safe Harbor Agreement that may be exercised against Aron are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if a Safe Harbor Agreement were governed by the laws of the United States or a state of the United States.
(b)Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry into Insolvency Proceedings.  Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that:
(i)In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, no Transaction Party shall be permitted to exercise any Default Right with respect to a Safe Harbor Agreement or any Credit Enhancement, in each case, that is related, directly or indirectly, to an Affiliate of Aron becoming subject to any Adverse Proceeding, except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and
(ii)In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, nothing in any Safe Harbor Agreement shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of Aron becoming subject to an Adverse Proceeding, unless the transfer would result in a Transaction Party being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to such Transaction Party.
(c)U.S. Protocol.  If the Transaction Parties adhere to the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives

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Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), after the Commencement Date, the terms of the ISDA U.S. Protocol will supersede and replace the terms of this Section 12.6.
(d)For purposes of this Section 12.6, the term “Affiliate” shall mean “Affiliate” as defined in, and interpreted in accordance with 12 U.S.C. § 1841(k).
Article 13

SETTLEMENT AT TERMINATION

Upon the Termination Date, all such amounts owed by any Party to another Party hereunder shall be determined and paid in accordance with the terms of Article 17 of the Monetization Master Agreement.

Article 14

INDEMNIFICATION; EXPENSES

Article 18 of the Monetization Master Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

Article 15

LIMITATION ON DAMAGES

Article 19 of the Monetization Master Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

Article 16

CONFIDENTIALITY; TAX DISCLOSURE
16.1Confidentiality.  Article 21 of the Monetization Master Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.
16.2Tax Disclosure.  Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind.  However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws.  For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

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Article 17

GOVERNING LAW; DISPUTE RESOLUTION
17.1Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER STATE.
17.2Submission to Jurisdiction; Waiver of Jury Trial.  Sections 22.2 and 22.3 of the Monetization Master Agreement are incorporated herein by reference, mutatis mutandis, as if fully set forth herein.
Article 18

ASSIGNMENT

Article 23 of the Monetization Master Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

Article 19

NOTICES

All invoices, notices, requests and other communications given pursuant to this Agreement shall be delivered in accordance with Article 24 of the Monetization Master Agreement.

Article 20

NO WAIVER, CUMULATIVE REMEDIES

Article 25 of the Monetization Master Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

Article 21

NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES

Article 26 of the Monetization Master Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

Article 22

MISCELLANEOUS

Article 27 of the Monetization Master Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

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Article 23

JOINT AND SEVERAL LIABILITY

Article 28 of the Monetization Master Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY LLC

By:	/s/ Simon Collier
Name:	Simon Collier
Title:	Authorized Signatory

[Signature Page – Supply and Offtake Agreement]

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CALUMET SHREVEPORT REFINING, LLC,

as the Company

By:	/s/ David Lunin
Name:	David Lunin
Title:	Executive Vice President & Chief Financial Officer

CALUMET REFINING, LLC,

as Calumet Refining

By:	/s/ David Lunin
Name:	David Lunin
Title:	Executive Vice President & Chief Financial Officer

[Signature Page – Supply and Offtake Agreement]

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SCHEDULE A

FORM OF TRADE TICKET

[See attached]

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SCHEDULE B-1

FORM OF WTG PIPELINE BUY/SELL CONFIRMATION

[See attached]

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SCHEDULE B-2

FORM OF FLASH TITLE MASTER CONFIRMATION

[See attached]

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SCHEDULE C

COMMINGLED LOCATIONS

[See attached]

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